FOR IMMEDIATE RELEASE               Contact: Guy T. Marcus
October 26, 2000                             Vice President-Investor Relations
                                             214/978-2691


                    HALLIBURTON 2000 FOURTH QUARTER DIVIDEND


         DALLAS, Texas -Halliburton Company (NYSE:HAL) announces today that its board of directors has declared a 2000 fourth quarter cash dividend of 12.5 cents a share on the company's common stock payable December 21, 2000 to shareholders of record at the close of business on November 30, 2000.

         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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                       The Exhibit Index Appears on Page 4